UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 3, 2005

REDDY ICE HOLDINGS, INC.

 (Exact name of registrant as specified in its charter)

Delaware	333-110442-04	56-2381368
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

8750 North Central Expressway, Suite 1800

Dallas, Texas  75231

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (214) 526-6740

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

By resolution on November 3, 2005 the Compensation Committee (the “Committee”) of the Board of Directors of Reddy Ice Holdings, Inc. (the “Company”) approved, effective November 3, 2005, awards of restricted share units (the “Units”), stock grants and cash bonuses to certain members of the Company’s senior management, certain other employees and independent directors under the Company’s 2005 Long Term Incentive and Share Award Plan (the “Plan”).

The Committee awarded a total of 682,000 Units to certain members of the Company’s senior management, certain other employees and independent directors which will be evidenced by restricted share unit agreements between each recipient and the Company.  The Committee also granted a total of 9,300 fully vested shares of common stock and approved a total of approximately $100,000 in cash bonuses to certain employees, which did not include any members of senior management or independent directors.  The cash bonus amounts are intended as a “gross up” to the stock grant to the recipients in order to compensate the recipients for the tax withholding obligations resulting from the stock grants.

The Unit awards to the Company’s chief executive officer and the four other most-highly compensated members of the Company’s senior management were in the following amounts:

Members of Senior Management	Number of Restricted Share Units (1)

William P. Brick Chairman of the Board of Directors and Chief Executive Officer	120,000

Jimmy C. Weaver President, Chief Operating Officer and Director	80,000

Steven J. Janusek Executive Vice President, Chief Financial Officer and Secretary	48,000

Ben D. Key Senior Vice President - Sales	24,000

Graham D. Davis Senior Vice President - Central Operations	24,000

Certain other members of management, other employees and independent directors	386,000

Total	682,000

(1)           50% of each award of Units (the “time-vested Units”) will vest in four equal annual installments beginning on August 12, 2006 and continuing on August 12 of each of the following three years, provided the recipient remains employed with the Company through such vesting dates.  The remaining 50% of each award of Units (the “performance-vested Units”) will vest in four equal annual installments beginning on August 12, 2006 and continuing on August 12 of each of the following three years, provided the recipient remains employed with the Company through such vesting dates and the applicable performance condition for the applicable vesting period is met.  The performance condition for each vesting period will be based on the Company’s earned distributable cash per share (as defined in either Form of Restricted Share Unit Agreement) for such vesting period.  Each vesting period will begin on July 1 and end on June 30 of the subsequent year.  All Units will immediately vest in full, and shares will be distributed, at the time of a Change in Control (as defined in the Plan).  Additionally, in the case of eight recipients (including Mr. Brick, Mr. Weaver, Mr. Janusek, Mr. Key and Mr. Davis) with employment agreements with the Company providing for severance payments in the event of a termination by the Company without cause and/or termination by the recipient for good reason, in the event the recipient’s employment terminates and severance benefits are payable under such recipient’s employment agreement, the recipient’s time-vested Units will vest and be paid out at the time of such termination of employment to the extent any of such recipient’s Units would have vested if such recipient’s employment had continued through the end of the severance period provided for in his or her employment agreement.  If in any performance period the performance condition for a subsequent performance period is achieved, performance-vested Units will be entitled to dividend equivalent rights in the subsequent performance period equal to the dividends which would be payable on the shares of common stock represented by the Units subject to vesting in that period.  Payments of such dividend equivalents will be made in cash to the holders of Units at the time of actual dividend payments and will not be subject to vesting.  Time-vested Units will not be entitled to dividend equivalent rights.

The foregoing description of the terms of the restricted share unit agreements does not purport to be complete and is qualified in its entirety by reference to the copies of the form of restricted share unit agreement with certain members of senior management and the form of restricted share unit agreement with certain other members of management, certain employees and independent directors attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(c)                                  Exhibits.  The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Form of Restricted Share Unit Agreement for certain members of senior management

10.2	Form of Restricted Share Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2005

REDDY ICE HOLDINGS, INC.

	By:	/s/ Steven J. Janusek
		Name:	Steven J. Janusek
		Title:	Chief Financial and Accounting Officer